Exhibit 10(a)83
AMENDMENT TO
RETENTION AGREEMENT

THIS INSTRUMENT, effective January 1, 2009, by and between Entergy Corporation, a Delaware corporation (“Company”) and J. Wayne Leonard (“Executive”), hereby constitutes an amendment to the Retention Agreement entered into by and between the Company and Executive on November 21, 2000 and effective on October 27, 2000 (“Agreement”).  Except as otherwise provided herein, the Agreement shall remain in full force and effect in accordance with its original terms and conditions.

WHEREAS, the Agreement provides certain benefits to Executive that are subject to the deferred compensation requirements of Internal Revenue Code Section 409A (“Code Section 409A”); and

WHEREAS, the Agreement previously has been amended, effective January 1, 2005, to add an Addendum to the Agreement that permitted Executive, in accordance with applicable transition relief under Code Section 409A, to convert the supplemental retirement benefit provided under the Agreement (the “Supplemental Retirement Benefit”) to an amount payable under the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries (the “EDCP”) in accordance with the requirements of Code Section 409A; and

WHEREAS, Executive elected on December 28, 2005 to have the Supplemental Retirement Benefit paid in a lump sum pursuant to the EDCP, rather than under the preexisting terms of the Agreement; and

WHEREAS, Company and Executive now desire to further amend the Agreement to ensure compliance with the requirements of Code Section 409A for benefits that become payable under the terms of the Agreement; and

WHEREAS, the Personnel Committee of the Board of Directors of Company has authorized the undersigned Company Officer to execute this Amendment to the Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, Company and Executive hereby agree to amend the Agreement by adding the following provisions at the end of the Addendum to the Agreement to read as follows:

Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Code Section 409A and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or regulations thereunder.  Specifically, the terms “termination” and “termination of employment” shall be applied in a manner consistent with the definition of “separation from service,” within the meaning of Code Section 409A.

A right of Company, if any, to offset or otherwise reduce any sums that may be due or become payable by Company to Executive by any overpayment to, or indebtedness of, Executive shall be subject to limitations imposed by Code Section 409A.

For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts.  Amounts payable under this Agreement shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, either as (i) short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of substantial vesting), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii).

To the extent that deferred compensation subject to the requirements of Code Section 409A becomes payable under this Agreement to Executive at a time when Executive is a “specified employee” (within the meaning of Code Section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code Section 409A(a)(2)(B).

Further, any reimbursements or in-kind benefits provided under this Agreement that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (I) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (II) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (III) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (IV) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

For the avoidance of doubt, any Gross-Up Payments payable in accordance with Section 4 of the Agreement that are not payable pursuant to Executive’s separation from service (within the meaning of Code Section 409A), or in connection with a payment of compensation related to a separation from service by Executive, shall be made as a reimbursement payment to Executive in accordance with the terms of Treasury Regulations Section 1.409A-3(i)(2)(ii), due immediately to Executive upon a reasonable showing by Executive to Company that such taxes have been paid by Executive.  Any Gross-Up Payments due in connection with payment of compensation related to a separation from service by Executive shall be payable at the same time as the compensation to which such Gross-Up Payments relate.

IN WITNESS WHEREOF, the parties have executed this Amendment on this 18th day of December, 2008, but effective as of January 1, 2009.

ENTERGY CORPORATION                                                                           EXECUTIVE
Through its Duly Authorized Officer

  By: /s/ Terry R. Seamons                                                                           By: /s/ J. Wayne Leonard
Terry R. Seamons                                                                           J. Wayne Leonard
Senior Vice-President, Human                                                       Chief Executive Officer &
        Resources and Administration                  Chairman of the Board
                            Entergy Corporation